NEWS RELEASE
The Hartford Announces First Quarter 2021 Results And Financial Targets

•Expects ‘Hartford Next’ savings to reach $540 million in 2022 and $625 million in 2023

•Increases share repurchase authorization to $2.5 billion; $1.5 billion in 2021

•Targets 13-14% ROE in 2022 and 2023

•Board unanimously rejects two additional Chubb proposals as not in the best interests of shareholders
HARTFORD, Conn., April 22, 2021 – The Hartford (NYSE: HIG) today announced financial results for the quarter ended Mar. 31, 2021. In the quarter, The Hartford earned $244 million in net income available to common stockholders, or $0.67 per diluted share, and core earnings* of $203 million, or $0.56 per diluted share. Reported results include the impact of the $650 million settlement with the Boy Scouts of America (BSA), $214 million in pre-tax net catastrophe (CAT) losses, mainly due to winter storms in Texas and other areas, and $185 million in COVID-19 related excess mortality losses in Group Benefits. Aside from these three items, underlying performance in the quarter remained very strong.
•Commercial Lines combined ratio of 109.7% with an underlying Commercial Lines combined ratio of 91.2%*, a 3.7 point improvement from 94.9% in the prior year quarter
•Small Commercial new business premiums were up 12% in the first quarter of 2021 driving record quarterly premium in this business
•Group Benefits net income margin was 0.6% while the core earnings margin was (0.2)%*; both the net income margin and core earnings margin included approximately 10.0 points in excess mortality and COVID-19 short-term disability losses
•Net investment income of $509 million grew 11% from the prior year quarter driven by strong annualized partnership returns of 21.1%
* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

** All amounts and percentages set forth in this press release are approximate unless otherwise noted.
Improving operating efficiencies and a lower expense ratio from ‘Hartford Next’, the company’s cost transformation program, have been a contributor to margin expansion. To date, the program has delivered $233 million in pre-tax expense savings and is expected to deliver pre-tax savings of approximately $540 million in 2022 and $625 million in 2023.
“I have never been more excited about The Hartford’s future,” said The Hartford’s Chairman and CEO, Christopher Swift. "Going forward, the macroeconomic environment and favorable industry outlooks should provide significant tailwinds, which when coupled with our strong portfolio of businesses and the continued execution of our strategy, position us to deliver accelerated growth and continued margin expansion as evidenced by our strong underlying results this quarter.”

The Hartford's President Doug Elliot said, “Property and Casualty achieved outstanding underlying underwriting results in the first quarter. Each of our business lines realized underlying margin expansion. This quarter also marked an important inflection point for growth, with written premiums increasing four percent in Commercial Lines. New business in Small Commercial achieved record levels and our Global Specialty and Middle Market businesses are together producing strong cross-sell results. We continued to see a favorable pricing environment throughout the quarter, resulting in strong pricing performance. I am pleased with our momentum heading into the remainder of the year.”

Swift added, “With our impressive outlook for financial performance and strong capital position, we are increasing the share repurchase authorization to $2.5 billion through 2022 and accelerating initial buyback plans, expecting to utilize $1.5 billion by year-end. As a result, we expect to achieve a return on equity of 13-14 percent in 2022 and 2023, enhancing value creation for all our stakeholders.”

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Mar 31 2021	Mar 31 2020	Change[1]
Net income available to common stockholders	$244	$268	(9)%
Net income available to common stockholders per diluted share[1]	$0.67	$0.74	(9)%

Core earnings[2]	$203	$485	(58)%
Core earnings per diluted share[2]	$0.56	$1.34	(58)%

Book value per diluted share	$48.04	$41.42	16%
Book value per diluted share (ex. AOCI)	$47.31	$44.07	7%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	10.5%	11.8%	(1.3)
Core earnings ROE[2,3], last 12-months	10.9%	13.3%	(2.4)
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends

[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is stockholders’ equity including AOCI; for core earnings ROE, the denominator is stockholders’ equity excluding AOCI

First quarter 2021 net income available to common stockholders was $244 million, or $0.67 per diluted share, down 9% from first quarter 2020, primarily due to a $247 million, before tax, decrease in underwriting gain (loss) in first quarter 2021 as well as due to excess mortality in group life in first quarter 2021, largely offset by a $311 million, before tax, change to net realized capital gains in first quarter 2021 and an increase in net investment income.

First quarter core earnings of $203 million, or $0.56 per diluted share, declined 58% from first quarter 2020. The decrease was primarily due to:

•Unfavorable Property and Casualty (P&C) prior accident year development (PYD) within core earnings of $223 million, before tax, in first quarter 2021, compared to $6 million of favorable PYD in first quarter 2020. The $223 million of net unfavorable development in first quarter 2021 included a $307 million, before tax, reserve increase for general liability primarily due to the previously announced settlement with Boy Scouts of America on sexual molestation and sexual abuse claims, partially offset by decreases in reserves for workers' compensation, package business, auto liability and prior year catastrophes
•$185 million, before tax, of excess mortality in group life in first quarter 2021, primarily caused by direct and indirect impacts of the COVID-19 pandemic
•Higher P&C current accident year (CAY) CAT losses of $214 million, before tax, in first quarter 2021 primarily due to $176 million, before tax, from the February winter storms in Texas and other parts of the country, compared with $74 million of P&C CAT losses in first quarter 2020
•P&C COVID-19 incurred losses of $24 million, before tax, in first quarter 2021, driven by workers’ compensation losses

Partially offset by:
•An increase in net investment income to $509 million, before tax, from $459 million in first quarter 2020 with the increase driven by higher valuations of underlying investments within private equity funds. A higher return on equity fund investments and the effect of a higher level of invested assets was largely offset by a lower yield on fixed maturities resulting from reinvesting at lower rates and a lower yield on floating rate investments
•Underlying ex-COVID-19 P&C loss ratio* improvement of 2.6 points to 56.8% in first quarter 2021 from 59.4% in first quarter 2020
•P&C expense ratio improvement of 1.6 points, to 31.6 in first quarter 2021 from 33.2 in first quarter 2020, primarily driven by expense savings from our operational transformation and cost reduction plan (“Hartford Next”) and a reduction in bad debt expense

Mar. 31, 2021, book value per diluted share of $48.04 decreased 5% from $50.39 at Dec. 31, 2020, principally due to a decrease in net unrealized gains on investments within AOCI.

Book value per diluted share (excluding AOCI) of $47.31 as of Mar. 31, 2021, increased slightly from $47.16 at Dec. 31, 2020, as net income was largely offset by share repurchases and stockholder dividends during the first quarter of 2021.

Year-to-date 2021, The Hartford returned $239 million to stockholders, consisting of $116 million in common stockholder dividends paid and $123 million of common share repurchases.

Net income available to common stockholders' ROE (net income ROE) was 10.5% for the twelve month period ending Mar. 31, 2021.

Core earnings ROE for the twelve month period ending Mar. 31, 2021 was 10.9%, a decline of 2.4 points from first quarter 2020 due to lower trailing 12-month core earnings and higher average common stockholder's equity ex AOCI.

BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2021	Mar 31 2020	Change
Net income	$129	$121	7%
Core earnings	$105	$262	(60%)
Written premiums	$2,503	$2,408	4%
Underwriting gain (loss)[1,2]	$(216)	$20	NM
Underlying underwriting gain[1]	$197	$116	70%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	58.0	59.3	(1.3)
Current accident year catastrophes	7.8	2.4	5.4
Prior accident year development (PYD)	10.6	1.8	8.8
Expenses	32.9	35.2	(2.3)
Policyholder dividends	0.3	0.4	(0.1)
Combined ratio	109.7	99.1	10.6
Impact of catastrophes and PYD on combined ratio	(18.4)	(4.2)	(14.2)
Underlying combined ratio[1]	91.2	94.9	(3.7)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[2] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

First quarter 2021 net income of $129 million increased from $121 million in first quarter 2020 principally due to a $187 million, before tax, change to net realized capital gains in first quarter 2021, as well as higher net investment income, largely offset by a $236 million, before tax, decrease in underwriting gain (loss).

Commercial Lines core earnings of $105 million in first quarter 2021 declined by $157 million from first quarter 2020, primarily from:
•Unfavorable P&C prior accident year development (PYD) within core earnings of $232 million, before tax, in first quarter 2021, compared to $12 million of unfavorable PYD in first quarter 2020. The $232 million of net unfavorable development in first quarter 2021 included a $307 million, before tax, reserve increase for general liability primarily due to the previously announced settlement with Boy Scouts of America on sexual molestation and sexual abuse claims, partially offset by reserve decreases in workers’ compensation, package business and commercial property
•A $120 million, before tax, increase in CAY CAT losses principally due to the February 2021 winter storms in Texas and other states across the country
•COVID-19 incurred losses of $24 million, before tax, in the quarter included $20 million in workers' compensation claims and $4 million in financial and other lines

Partially offset by:
•Higher net investment income, including higher returns on limited partnership (LP) investments
•Improved underlying margins before COVID-19 losses of 4.8 points, including a lower current accident year ex-COVID-19 loss ratio of 2.4 points and a lower expense ratio of 2.3 points

Combined ratio was 109.7 in first quarter 2021, 10.6 points higher than 99.1 in first quarter 2020, primarily due to an 8.8 point increase in unfavorable PYD, and 5.4 points of higher CAY CAT losses, partially offset by a lower underlying combined ratio. Underlying combined ratio was 91.2, improving 3.7 points from first quarter 2020 due to lower underwriting expenses and lower loss ratios, primarily in Global Specialty, partially offset by COVID-19 incurred losses of $24 million, before tax.

•Small Commercial underlying combined ratio of 88.3 improved by 1.0 point from first quarter 2020 driven primarily by lower expenses resulting from the Hartford Next initiative, partially offset by higher non-CAT property losses and COVID-19 workers’ compensation losses incurred in first quarter 2021
•Middle & Large Commercial underlying combined ratio of 95.3 improved by 5.1 points from first quarter 2020 primarily due to lower expenses, loss ratio improvement in workers’ compensation before considering COVID-19 losses, lower non-CAT property losses and lower loss costs in general liability, partially offset by COVID-19 workers’ compensation losses incurred in first quarter 2021

•Global Specialty underlying combined ratio of 89.9 improved by 6.5 points from first quarter 2020 due to lower expenses and lower current accident year loss ratios before catastrophes in Global Re, U.S. wholesale, and U.S. financial lines

First quarter 2021 written premiums of $2.5 billion were up 4% from first quarter 2020,reflecting an increase in new business premium in Small Commercial and Global Specialty, strong renewal written price increases in Middle Market and Global Specialty, and improved policy retention in both Small Commercial and Middle Market, partially offset by lower written premium in workers' compensation partly due to an exposure base that, while improving, is still down year over year due to the economic effects of the pandemic.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2021	Mar 31 2020	Change
Net income	$135	$98	38%
Core earnings	$131	$117	12%
Written premiums	$715	$744	(4)%
Underwriting gain	$124	$103	20%
Underlying underwriting gain	$121	$104	16%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.4	59.8	(3.4)
Current accident year catastrophes	5.3	2.5	2.8
Prior accident year development (PYD)	(5.7)	(2.3)	(3.4)
Expenses	27.1	26.7	0.4
Combined ratio	83.1	86.7	(3.6)
Impact of catastrophes and PYD on combined ratio	0.4	(0.2)	0.6
Underlying combined ratio	83.5	86.6	(3.1)

Net income of $135 million in first quarter 2021 was up $37 million from first quarter 2020 largely driven by a change to net realized capital gains in first quarter 2021 and an increase in underwriting gain.

Personal Lines core earnings of $131 million rose by $14 million due to:
•An increase in underwriting gain, largely due to favorable auto claim frequency and higher net favorable PYD
•Partially offset by higher CAY CAT losses, a decrease in net investment income, and the effect of lower earned premiums

Combined ratio of 83.1 in first quarter 2021 improved by 3.6 points relative to first quarter 2020, primarily due to lower CAY loss costs before catastrophes and higher net favorable PYD, partially offset by higher CAY CAT losses. Underlying combined ratio of 83.5 was 3.1 points better than first quarter 2020, primarily due to lower auto claim frequency from fewer miles driven relative to the prior year period though miles driven have begun to increase again as we emerge from the pandemic. The auto underlying combined ratio of 86.3 improved 4.6 points from first quarter 2020, primarily due to lower auto frequency resulting from fewer miles driven while the homeowners underlying combined ratio of 77.2 was up 1.0 point from 76.2 in first quarter 2020, primarily due to modestly higher non-CAT property losses.

Written premiums in first quarter 2021 were $715 million compared to $744 million in first quarter 2020 primarily due to:
•A reduction in auto as non-renewed premium exceeded new business
•Lower renewal written price increases in auto, though up slightly from fourth quarter 2020, due to moderating claim frequency
•Partially offset by renewal written price increases in homeowners of 9.4% in first quarter 2021

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2021	Mar 31 2020	Change
Net income	$9	$104	(91)%
Core earnings (loss)	($3)	$115	(103)%
Fully insured ongoing premiums (ex. buyout premiums)	$1,372	$1,323	4%
Loss ratio	84.3%	71.9%	12.4
Expense ratio	25.3%	26.2%	(0.9)
Net income margin	0.6%	6.9%	(6.3)
Core earnings margin	(0.2)%	7.8%	(8.0)

Net income and core earnings (loss) were $9 million and $(3) million, respectively, decreasing from $104 million and $115 million, respectively, in first quarter 2020, largely driven by $185 million, before tax, of excess mortality in group life, primarily caused by direct and indirect impacts of COVID-19, partially offset by higher net investment income and a lower group disability loss ratio, and, for the change in net income, a change to net realized capital gains in first quarter 2021.

Fully insured ongoing premiums were up 4%, compared to first quarter 2020, driven by higher employer group disability and supplemental health. Fully insured ongoing sales were $512 million in first quarter 2021, up 33% from the prior year period.

Loss ratio of 84.3% increased 12.4 points from first quarter 2020 with an increase in group life due to excess mortality, partially offset by a decrease in group disability:

•Total group life loss ratio increased 33.7 points, primarily due to excess mortality, primarily caused by direct and indirect impacts of COVID-19

•Total disability loss ratio of 68.4% improved 3.1 points compared with first quarter 2020, due to more favorable prior incurral year development driven by higher claim recoveries and continued improving claim incidence. The three month period ending March 2021 included $13 million, or 1.8 points, of losses on short-term disability and New York Paid Family Leave claims related to COVID-19 as compared to $16 million, or 2.3 points, for the three months ended March 2020

Expense ratio of 25.3% improved 0.9 points from first quarter 2020, primarily driven by expense savings from Hartford Next.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2021	Mar 31 2020	Change
Net income	$47	$36	31%
Core earnings	$45	$44	2%
Daily average Hartford Funds AUM	$143,164	$119,632	20%
Mutual Funds and exchange-traded products (ETP) net flows	$774	$(1,424)	154%
Total Hartford Funds assets under management (AUM)	$145,198	$102,153	42%

Net income of $47 million in first quarter 2021 increased from $36 million in first quarter 2020, largely due to a change to net realized capital gains in first quarter 2021.

Core earnings of $45 million increased from $44 million in first quarter 2020 as an increase in fee income, mostly attributable to higher daily average Hartford Funds AUM, was largely offset by higher operating costs and other expenses. Contributing to the increase in operating costs and other expenses were higher variable costs and the effect of a $12 million, before tax, reduction in contingent consideration payable in first quarter 2020 associated with the acquisition of Lattice.

Daily average AUM of $143 billion in first quarter 2021 rose 20% from first quarter 2020 driven by increases in market values.

Mutual fund and ETP net inflows totaled $774 million in first quarter 2021, compared with net outflows of $1,424 million in first quarter 2020.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2021	Mar 31 2020	Change
Net loss	$(58)	$(91)	36%
Core loss	$(60)	$(64)	6%
Other revenue (loss)[1]	$(8)	$2	NM
Net investment income, before tax	$3	$9	(67)%
Interest expense and preferred dividends, before tax	$62	$69	(10)%
Restructuring and other costs[1]	$11	$0	NM
[1] The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Net loss of $58 million in first quarter 2021 compared with a net loss of $91 million in first quarter 2020, driven by a change to net realized capital gains in first quarter 2021, partially offset by restructuring costs related to Hartford Next of $11 million, before tax, in the 2021 period.

First quarter 2021 core loss of $60 million improved $4 million compared with first quarter 2020 core loss of $64 million primarily due to lower interest expense and lower insurance operating costs and other expenses, partially offset by lower net investment income and a higher loss from the company's retained equity interest in Talcott Resolution.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Mar 31 2021	Mar 31 2020	Change

Net investment income, before tax	$509	$459	11%
Annualized investment yield, before tax	3.8%	3.7%	0.1
Annualized investment yield, before tax, excluding LPs[1]	3.1%	3.3%	(0.2)
Annualized LP yield, before tax	21.1%	13.2%	7.9
Annualized investment yield, after tax	3.1%	3.0%	0.1
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

First quarter 2021 consolidated net investment income of $509 million increased $50 million from $459 million in first quarter 2020 as higher income from LPs and other alternative investments and a higher return on equity fund investments was partially offset by lower income from fixed maturities. Income from fixed maturities declined as a result of reinvesting at lower rates and lower rates on floating rate investments, partially offset by higher asset levels.

Income from LPs was $112 million, before tax, in first quarter 2021, increasing from $58 million, before tax, in first quarter 2020, mostly driven by higher valuations of underlying investments within private equity funds. Income from LPs, including from private equity and other funds, is generally reported on a three-month lag.

Total invested assets of $56 billion decreased 1% from Dec. 31, 2020, primarily due to a decrease in valuations of fixed maturities driven by higher interest rates, partially offset by tighter credit spreads. The decrease in fair value of fixed maturities was partially offset by an increase in other asset classes, including equity securities at fair value, mortgage loans and LPs and other alternative investments.

ADDITIONAL UNSOLICITED PROPOSALS FROM CHUBB:

The Hartford also announced the receipt of two additional unsolicited proposals from Chubb Limited to acquire the company. In a letter dated March 30, 2021, Chubb said it was prepared to offer “in excess of $67 per share” if The Hartford would engage in “meaningful discussion and due diligence.” The Hartford received another letter, dated April 14, 2021, in which Chubb said it was willing to increase its offer to “$70 per Hartford share, the top end of our range,” payable approximately 60% in cash and 40% in Chubb stock.
The Hartford’s board of directors, after consultation with its financial and legal advisors, unanimously rejected both proposals, determining that entering into discussions regarding a strategic transaction would not be in the best interests of the company and its shareholders. The board also unanimously reaffirmed its conviction and confidence in The Hartford’s strategic business plan.
The Hartford filed copies of both Chubb proposals and both response letters from The Hartford as exhibits to a Current Report on Form 8-K furnished today with the Securities and Exchange Commission.

CONFERENCE CALL
The Hartford will discuss its first quarter 2021 financial results on a webcast at 9 a.m. EDT on Thursday, April 22, 2021. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and will be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for March 31, 2021, and the first quarter 2021 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at https://twitter.com/thehartford_pr.
The Hartford Financial Services Group, Inc. (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as Twitter and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com, Twitter account at www.twitter.com/TheHartford_pr and Facebook at https://facebook.com/thehartford. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2021
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,235	$734	$—	$1,374	$—	$—	$4,343
Fee income	9	8	—	44	282	12	355
Net investment income	327	35	16	127	1	3	509
Other revenue (loss)	1	19	—	—	—	(8)	12
Net realized capital gains	44	7	2	19	2	6	80
Total revenues	2,616	803	18	1,564	285	13	5,299
Benefits, losses, and loss adjustment expenses	1,709	411	33	1,196	—	1	3,350
Amortization of DAC	344	58	—	11	3	—	416
Insurance operating costs and other expenses	403	163	2	339	224	13	1,144
Restructuring and other costs	—	—	—	—	—	11	11
Interest expense	—	—	—	—	—	57	57
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,463	633	35	1,556	227	82	4,996
Income (loss) before income taxes	153	170	(17)	8	58	(69)	303
Income tax expense (benefit)	24	35	(4)	(1)	11	(11)	54
Net income (loss)	129	135	(13)	9	47	(58)	249
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	129	135	(13)	9	47	(63)	244
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital gains, excluded from core earnings, before tax	(43)	(6)	(2)	(18)	(2)	(6)	(77)
Restructuring and other costs	—	—	—	—	—	11	11
Change in deferred gain on retroactive reinsurance, before tax	6	—	—	—	—	—	6
Integration and transaction costs, before tax	7	—	—	2	—	—	9
Income tax expense (benefit)	6	2	—	4	—	(2)	10
Core earnings (losses)	$105	$131	$(15)	$(3)	$45	$(60)	$203

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended March 31, 2020
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,265	$774	$—	$1,348	$—	$4	$4,391
Fee income	8	9	—	43	247	13	320
Net investment income	277	41	16	115	1	9	459
Other revenue	—	19	—	—	—	(2)	17
Net realized capital losses	(143)	(23)	(7)	(8)	(11)	(39)	(231)
Total revenues	2,407	820	9	1,498	237	(15)	4,956
Benefits, losses, and loss adjustment expenses	1,439	464	—	1,007	—	6	2,916
Amortization of DAC	356	64	—	13	4	—	437
Insurance operating costs and other expenses	456	168	3	339	189	21	1,176
Interest expense	—	—	—	—	—	64	64
Amortization of other intangible assets	7	1	—	11	—	—	19
Total benefits, losses and expenses	2,258	697	3	1,370	193	91	4,612
Income (loss) before income taxes	149	123	6	128	44	(106)	344
Income tax expense (benefit)	28	25	1	24	8	(15)	71
Net income (loss)	121	98	5	104	36	(91)	273
Preferred stock dividends	—	—	—	—	—	5	5
Net income (loss) available to common stockholders	121	98	5	104	36	(96)	268
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (losses)
Net realized capital losses, excluded from core earnings, before tax	143	23	7	8	11	40	232
Change in deferred gain on retroactive reinsurance, before tax	29	—	—	—	—	—	29
Integration and transaction costs, before tax	8	—	—	5	—	—	13
Income tax expense (benefit)	(39)	(4)	(1)	(2)	(3)	(8)	(57)
Core earnings (losses)	$262	$117	$11	$115	$44	$(64)	$485

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for first quarter 2021, which is available on The Hartford's website, https://ir.thehartford.com.

Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, excluding repurchase agreement and securities lending collateral, derivatives book value, and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure.

	Three Months Ended
	Mar 31 2021	Mar 31 2020	Mar 31 2021	Mar 31 2020	Mar 31 2021	Mar 31 2020
	Consolidated		P&C		Group Benefits
Annualized investment yield, before tax	3.8%	3.7%	3.9%	3.6%	4.4%	4.0%
Impact on annualized investment yield of limited partnerships and other alternative investments, before tax	(0.7)%	(0.4)%	(0.7)%	(0.4)%	(0.9)%	(0.3)%
Annualized investment yield excluding limited partnerships and other alternative investments, before tax	3.1%	3.3%	3.2%	3.2%	3.5%	3.7%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure.

	As of
	Mar 31 2021	Dec 31 2020	Change
Book value per diluted share	$48.04	$50.39	(5)%
Per diluted share impact of AOCI	$(0.73)	$(3.23)	77%
Book value per diluted share (excluding AOCI)	$47.31	$47.16	— %

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized capital gains and losses - Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and transaction costs in connection with an acquired business - As transaction costs are incurred upon acquisition of a business and integration costs are completed within a short period after an acquisition, they do not represent ongoing costs of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and including the full benefit from retroactive reinsurance in core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of pre-tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of pre-tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.

In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income available to common stockholders, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.
Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended March 31, 2021 and 2020, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended March 31, 2021.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended March 31, 2021 and 2020, is set forth below.

	Three Months Ended
Margin	Mar 31 2021	Mar 31 2020	Change
Net income margin	0.6%	6.9%	(6.3)
Adjustments to reconcile net income margin to core earnings margin
Net realized capital losses (gains) excluded from core earnings, before tax	(1.1)%	0.6%	(1.7)
Integration and transaction costs associated with acquired business, before tax	0.1%	0.3%	(0.2)
Income tax expense	0.2%	(0.1)%	0.3
Impact of excluding buyouts from denominator of core earnings margin	—%	0.1%	(0.1)
Core earnings margin	(0.2)%	7.8%	(8.0)

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measures. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income (loss) available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended March 31, 2021 and 2020 is provided in the table below.

	Three Months Ended
	Mar 31 2021	Mar 31 2020	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$0.67	$0.74	(9)%
Adjustment made to reconcile net income available to common stockholders per share to core earnings per share
Net realized capital losses (gains), excluded from core earnings, before tax	(0.21)	0.64	NM
Restructuring and other costs, before tax	0.03	—	NM
Integration and transaction costs associated with an acquired business, before tax	0.02	0.04	(50)%
Change in deferred gain on retroactive reinsurance, before tax	0.02	0.08	(75)%
Income tax expense (benefit) on items excluded from core earnings	0.03	(0.16)	NM
Core earnings per diluted share	$0.56	$1.34	(58)%
[1] Net income (loss) available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition.
A reconciliation of consolidated net income (loss) ROE to Consolidated Core earnings ROE is set forth below.

	Last Twelve Months Ended
	Mar 31 2021	Mar 31 2020
Net income (loss) available to common stockholders ROE	10.5%	11.8%
Adjustments to reconcile net income (loss) available to common stockholders ROE to core earnings ROE
Net realized capital losses (gains) excluded from core earnings, before tax	(1.8)	—
Restructuring and other costs, before tax	0.7	—
Loss on extinguishment of debt, before tax	—	0.6
Loss on reinsurance transactions, before tax	—	0.6
Integration and transaction costs associated with an acquired business, before tax	0.3	0.6
Changes in loss reserves upon acquisition of a business, before tax	—	0.7
Change in deferred gain on retroactive reinsurance, before tax	1.8	0.3
Income tax expense (benefit) on items not included in core earnings	(0.3)	(0.6)
Impact of AOCI, excluded from core earnings ROE	(0.3)	(0.7)
Core earnings ROE	10.9%	13.3%

Net investment income, excluding limited partnerships and other alternative investments -This non-GAAP measure is the amount of net investment income, on a Consolidated, P&C or Group Benefits level earned from invested assets, excluding the net investment income related to limited partnerships and other alternative investments. The Company believes that net investment income, excluding limited partnerships and other alternative instruments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative instruments. Net investment income is the most directly comparable GAAP measure.

	Three Months Ended
	Mar 31 2021	Mar 31 2020	Mar 31 2021	Mar 31 2020	Mar 31 2021	Mar 31 2020
	Consolidated		P&C		Group Benefits
Total net investment income	$509	$459	$378	$334	$127	$115
Loss (income) from limited partnerships and other alternative assets	(112)	(58)	(84)	(48)	(28)	(10)
Net investment income excluding limited partnerships and other alternative investments	$397	$401	$294	$286	$99	$105

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes and current accident year change in loss reserves upon acquisition of a business. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines"
Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting results for the quarterly periods ended March 31, 2021 and 2020, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended March 31, 2021 and 2020, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Mar 31 2021	Mar 31 2020
Net income	$129	$121
Adjustments to reconcile net income to underwriting gain
Net servicing loss (income)	(2)	(1)
Net investment income	(327)	(277)
Net realized capital losses (gains)	(44)	143
Other expense (income)	4	6
Income tax expense	24	28
Underwriting gain	(216)	20
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	175	55
Prior accident year development	238	41
Underlying underwriting gain	$197	$116

PERSONAL LINES

	Three Months Ended
	Mar 31 2021	Mar 31 2020
Net income	$135	$98
Adjustments to reconcile net income to underwriting gain
Net servicing income	(4)	(2)
Net investment income	(35)	(41)
Net realized capital losses (gains)	(7)	23
Other expense	—	—
Income tax expense (benefit)	35	25
Underwriting gain	124	103
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	39	19
Prior accident year development	(42)	(18)
Underlying underwriting gain	$121	$104

PROPERTY & CASUALTY

	Three Months Ended
	Mar 31 2021	Mar 31 2020
Net income	$251	$224
Adjustments to reconcile net income to underwriting gain
Net investment income	(378)	(334)
Net realized capital losses (gains)	(53)	173
Net servicing and other expense (income)	(2)	3
Income tax expense	55	54
Underwriting gain	(127)	120
Adjustments to reconcile underwriting gain to underlying underwriting gain
Current accident year catastrophes	214	74
Prior accident year development	229	23
Underlying underwriting gain	$316	$217

Underlying loss and loss adjustment expense ratio before COVID-19 losses- This non-GAAP financial measure of the loss and loss adjustment expense ratio for Property & Casualty represents the loss and loss adjustment expense ratio before catastrophes, prior accident year development and COVID-19 incurred losses. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio before COVID-19 losses is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses, prior accident year reserve development and COVID-19 incurred losses. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio before COVID-19 losses is set forth below.
Property & Casualty

	Three Months Ended
	Mar 31 2021	Mar 31 2020	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	72.5	62.6	9.9
Current accident year catastrophes	(7.2)	(2.4)	(4.8)
Prior accident year development	(7.7)	(0.8)	(6.9)
Underlying loss and loss adjustment expenses	57.6	59.4	(1.8)
COVID-19 losses	(0.8)	—	(0.8)
Underlying loss and loss and loss adjustment expenses before COVID-19 losses	56.8	59.4	(2.6)

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations, depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford’s 2020 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings the Company makes with the Securities and Exchange Commission.
Risks relating to the pandemic caused by the spread of the novel strain of coronavirus, specifically identified as the Coronavirus Disease 2019 (“COVID-19”) including impacts to the Company's insurance and product-related, regulatory/legal, recessionary and other global economic, capital and liquidity and operational risks;
Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the risks associated with the discontinuance of the London Inter-Bank Offered Rate ("LIBOR") on the securities we hold or may have issued, other financial instruments and any other assets and liabilities whose value is tied to LIBOR; the impacts associated with the withdrawal of the United Kingdom (“U.K.”) from the European Union (“E.U.”) on our international operations in the U.K. and E.U.
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of storms, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for further impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.

Any forward-looking statement made by the Company in this document speaks only as of the date of the filing of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.